Exhibit 4.1(d)

                             STOCK OPTION AGREEMENT

     STOCK OPTION AGREEMENT (the "Agreement"), dated as of October 8, 2003 , between BrandPartners Group, Inc., a Delaware corporation (the "Company"), having an address at 60 East 42nd Street, Suite 1241, New York, New York 10165 and James F. Brooks ("Grantee").

     In consideration of the Grantee's continued employment with the Company pursuant to an Employment Agreement, between the Grantee and the Company (the "Employment Agreement"), the Company hereby grants to the Grantee a nonqualified stock option (the "Option") to purchase from time to time all or a portion of an aggregate of 1,000,000 shares of the Company's common stock, $.01 par value per share (the "Shares"), subject to and upon the terms set forth herein.

     To evidence the Option and to set forth its terms, the Company and the Grantee agree as follows:

     1. Confirmation of Grant. The Company hereby evidences and confirms its grant of the Option to the Grantee as of the date of this Agreement.

     2. Number of Shares. The Option shall be exercisable for an aggregate of 1,000,000 Shares.

     3. Exercise Price. The exercise price shall be $0.20 per share for 500,000 shares and $0.30 per share for 500,000 shares.

     4. Term and Vesting of Option. Subject to the terms of this Agreement, the Option shall expire five years from the date of this Agreement and may be exercised at any time from the date hereof until the expiration date for all or any portion of the Shares (in whole shares); provided, however, that if the Option is partially exercised, it shall be done so in denominations of 25,000 Shares or more.

     5. Exercise of Option. The Option may be exercised by written notice to the Chief Executive Officer of the Company at the Company's principal office. Such notice shall state the election to exercise the Option and the number of shares in respect of which it shall be exercised, and shall be signed by the person or persons exercising the Option. In the event that the Option shall be exercised pursuant to Paragraph 6 hereof by any person other than the Grantee, such notice shall be accompanied by appropriate proof of the right of such person to exercise the Option, as may be reasonably required by the Company and its counsel. The notice of exercise shall be accompanied by payment of the full purchase price of the Shares being purchased in cash or cash equivalents. The certificate or certificates for the shares as to which the Option shall have been so exercised shall be issued in the name of the Grantee and shall be delivered, as provided above, to or upon the written order of the person or persons exercising the Option as soon as practicable (except as otherwise provided below in this Paragraph 5) after the due and proper exercise of the Option. The Option will be deemed exercised on the date the above-described notice and payment are hand delivered or, if mailed, postmarked. The holder of the Option shall not have any rights of a stockholder with respect to the shares covered by the Option unless and until the certificate or certificates for such shares shall have been issued and delivered. It is expressly understood that, notwithstanding anything contained in this Agreement to the contrary, (i) the time for the delivery of the certificate or certificates of Common Stock may be postponed by the Company for such period as may be required by the Company (such period not to exceed 90 days) to comply with any listing requirements of any national securities exchange or to comply with any applicable State or Federal law, and (ii) unless and until the Shares underlying the Option are subject to an effective registration statement, the Shares delivered upon exercise of the Option will be subject to certain restrictions on transfer.

     6. Termination of Employment. In the event that the Grantee terminates the Employment Agreement other than for reason of disability or death prior to its expiration date, all rights to purchase shares pursuant to the Option shall cease and terminate on the date three (3) months after the date of termination. If such termination results from disability or death, then the Grantee, his guardian, legal representative, executor, administrator, heir or ____ shall have the right to exercise the Option in full for a period of twelve (12) months after the date of such termination or until the expiration date of the Option, if sooner.


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     7. Nontransferability. The Option may be exercised only by the Grantee, and may not be assigned, pledged, or otherwise transferred except as provided below. During the Grantee's lifetime, the Grantee's Option may be transferred to (i) his or her spouse, children or grandchildren ("Immediate Family Members"), (ii) a trust or trusts for the exclusive benefit such Immediate Family Members, or
(iii) a partnership in which such Immediate Family Members are the only partners, provided that (x) there may be no consideration for any such transfer and (y) subsequent transfers of the transferred Option shall be prohibited except those by will or the laws of descent and distribution. Following any such transfer, the Option shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer. In the event the Grantee is incapacitated, the Option may be exercised by the Grantee's guardian or legal representative. In the event of the Grantee's death, the Option may be exercised by the executor or administrator of the Grantee's estate or by a person who acquired the right to exercise them by bequest or inheritance or by reason of the Grantee's death.

     8. Adjustments. In the event of any merger, reorganization, consolidation, sale of substantially all assets, recapitalization, reclassification, Common Stock dividend (in excess of 5% thereon), Common Stock split or reverse split, spin-off, split-up, split-off, distribution of assets or other change in corporate structure affecting the Common Stock after the date hereof, an appropriate substitution or adjustment shall be made in the number of shares subject to the Option and to the exercise price; provided, however, that such adjustment shall not increase the aggregate value of the Option, no fractional shares shall be issued, and the aggregate exercise price shall be appropriately reduced on account of any fractional shares. Without limiting the foregoing, in case of any consolidation or merger of the Company with or into another corporation (other than a merger with a subsidiary in which the Company is the continuing corporation and which does not result in any reclassification, capital reorganization or other change of the outstanding Shares issuable upon exercise of the Option) or in case of the sale, transfer or other disposition of all or substantially all of the assets of the Company, then the Grantee shall be entitled to receive upon exercise of the Option such number of shares of capital stock or other securities or property upon, or as a result of, such transaction that the Grantee would have been entitled to receive had the Option been exercised immediately prior to such transaction.

     8. No Limitation on Rights of the Company. The grant of this Option shall not in any way affect the right or power of the Company to make adjustments, reclassifications, or changes in its capital or business structure or to merge, consolidate, dissolve, liquidate, sell, or transfer all or any part of its business or assets.

     9. Rights as a Stockholder. The Grantee shall have the rights of a stockholder with respect to the Shares covered by the Option only upon becoming the holder of record of those Shares.

     10. No Obligation to Exercise Option. The granting of the Option shall impose no obligation upon the Grantee to exercise the Option.

     11. Governing Law. Except to the extent preempted by Federal law, this Agreement shall be construed and enforced in accordance with, and governed by, the laws of the State of New York without regard to any rules regarding conflicts of law.


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     IN WITNESS  WHEREOF,  the Company and the Grantee have duly  executed  this
Stock Option Agreement as of the date first above written.

                                             BRANDPARTNERS GROUP, INC.

                                             By:
                                                 ---------------------------
                                                 Name:
                                                 Partner:

                                                 ---------------------------
                                                 James F. Brooks